UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Republic First Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Two Liberty Place, 50 S. 16th Street, Suite 2400
 Philadelphia, Pennsylvania  19102
March 19, 2018

Dear Shareholder:
You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Republic First Bancorp, Inc., or the "Company," to be held on April 26, 2018 at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102.
At the annual meeting, shareholders will be asked to consider and vote upon (i) the election of three Class II Directors to the Company's board of directors to serve until the 2021 annual meeting of shareholders and until their successors are elected and qualified; (ii) the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and (iii) any such other matters as may properly come before the meeting or any postponement or adjournment thereof.
It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person.  We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting.  You may also vote by telephone or internet with the provided instructions.  This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.
Enclosed with your proxy materials is a copy of our 2017 Annual Report to Shareholders.
We look forward to seeing you at the meeting.

Very truly yours,

Harry D. Madonna
President and Chief Executive Officer

REPUBLIC FIRST BANCORP, INC.
Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania  19102
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2018
NOTICE IS HEREBY GIVEN THAT the 2018 Annual Meeting of Shareholders of Republic First Bancorp, Inc. (the "Company") will be held on Thursday, April 26, 2018 at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 to consider and vote upon:
•	the election of three (3) Class II Directors to the Company's board of directors to serve until the 2021 annual meeting of shareholders and until their successors are elected and qualified;
•	the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and
•	any such other matters as may properly come before the annual meeting or any postponement or adjournment thereof.
Only shareholders of record of the Company at the close of business on March 7, 2018, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
All shareholders are cordially invited to attend the annual meeting.  Whether or not you plan to attend the annual meeting, please complete and sign the enclosed proxy card and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or internet.
If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors.  If the annual meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in this Notice of annual meeting.
Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting to be held on April 26, 2018
Our proxy statement, 2017 annual report to shareholders, and proxy card are available on the internet at http://www.edocumentview.com/FRBK.  If you would like to receive proxy materials related to this or any future shareholders meetings, or any of the Company's filings with the Securities and Exchange Commission or press releases, please email your request to kbrown@myrepublicbank.com or call us at (215) 735-4422.

By Order of the Board of Directors

Corporate Secretary
March 19, 2018
IT IS IMPORTANT THAT YOU VOTE PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR VOTE BY TELEPHONE OR BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REPUBLIC FIRST BANCORP, INC.
Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania  19102
PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2018
This proxy statement is being furnished to shareholders of Republic First Bancorp, Inc., referred to in this document as "we", "our", "us", or the "Company", in connection with the solicitation by the board of directors of the Company of proxies to be voted at the annual meeting of shareholders to be held at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 on April 26, 2018, or such later date to which the annual meeting may be postponed or adjourned.
At the annual meeting, you will be asked to consider and vote upon the following matters:
•	the election of three (3) Class II Directors to the Company's board of directors to serve until the 2021 annual meeting of shareholders and until their successors are elected and qualified;
•	the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and
•	any such other matters as may properly come before the annual meeting or any postponement or adjournment thereof.
Information regarding the election of directors and other proposals is included in this proxy statement.  Shareholders should carefully read this proxy statement.
The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Company is on or about March 29, 2018.

-i-

-ii-

INFORMATION ABOUT VOTING
How are proxies being solicited?
This proxy solicitation is being made by and at the direction of the board of directors of the Company, and the Company will pay all expenses relating to the solicitation.  In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Company and the Bank, who will not be compensated for such solicitation activities.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse those persons for their reasonable expenses.
What is on the agenda for the annual meeting?
The agenda for the annual meeting includes the election of three Class II Directors to the Company's board of directors to serve until the 2021 annual meeting of shareholders and until their successors are elected and qualified, ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018, and such other matters as may properly come before the annual meeting or any postponement or adjournment thereof.  We are not aware of any such other matters that may properly come before the annual meeting at the present time.
Who can vote?
Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 7, 2018 (the "Record Date") will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.  Each share of common stock you own as of the record date entitles you to one vote for each director to be elected in the election of directors and one vote on each other matter to be presented at the annual meeting.  As of March 7, 2018, there were 57,012,439 shares of common stock outstanding and entitled to vote.
How do I vote if shares are held directly in my name?
If you hold your shares in certificate form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:
•	Voting By Mail: If you choose to vote by mail, complete the enclosed proxy, date and sign it, and return it in the postage-paid envelope provided.
•
Voting By Telephone: If you choose to vote by telephone, call toll-free (800) 652‑VOTE (8683) and follow the instructions provided on the recorded message. Please note telephone votes must be cast prior to 11:59 PM, EDT, April 25, 2018.

•
Voting By Internet: If you choose to vote by internet, log onto www.investorvote.com/FRBK and follow the instructions outlined on such secure website.  Please note internet votes must be cast prior to 11:59 PM, EDT, April 25, 2018.

•
In Person:  If you choose to vote in person, come to the annual meeting and cast your vote.  If you attend the annual meeting, you may vote your shares in person even if you have previously submitted a proxy.

If you vote electronically via the Internet or by telephone, you will need your shareholder control number (your shareholder control number can be found on the bottom right-hand corner of your proxy card).
If you hold your shares in street name or through a bank, brokerage firm or other nominee, see "How do I vote if shares are held in street name or through a bank, brokerage firm or other nominee?" for instruction on how to vote your shares.
How do I vote if shares are held in street name or through a bank, brokerage firm or other nominee?
If you hold your shares in street name or through a bank, brokerage firm or other nominee, you will need to vote your shares by providing voting instructions to your bank, brokerage firm or other nominee, in accordance with the voting instruction form provided to you by your bank, brokerage firm or other nominee, or by obtaining a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote those shares at the annual meeting.  Only with a legal proxy from your bank, brokerage firm or other nominee can you cast your vote in person at the annual meeting.
How will my proxy be voted?
If you submit a signed proxy card or submit your proxy by telephone or the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of common stock:
•	"FOR" the election of each of the board's director nominees named in this proxy statement; and
•	"FOR" the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018.
With respect to any other matter that properly comes before the annual meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will vote your shares of common stock in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.
If you hold your shares of the Company's common stock in "street name" (that is, through a broker or other nominee) and fail to instruct your broker or nominee as to how to vote your shares of common stock on the election of directors, your broker or nominee cannot vote your shares with respect to such proposals.  If you hold your shares in "street name" and fail to instruct your broker or nominee as to how to vote your shares of common stock on the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018, your broker or other nominee has discretionary voting authority to vote your shares on such proposal.

What is a broker non‑vote?
A broker non‑vote occurs when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the annual meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules.  Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters (so‑called "broker non-votes").  Broker non-votes are not considered to be votes cast and, therefore, generally have no effect on the outcome of elections of directors or other matters submitted to the shareholders and subject to approval based on votes cast.
Can I revoke my proxy or change my vote after submitting my proxy?
Proxies may be revoked at any time prior to being voted at the annual meeting.  You may revoke a proxy before its exercise by filing written notice of revocation with our Secretary before the annual meeting.  After voting, you may change your vote one or more times by completing and returning a new proxy to our Secretary, by voting again by internet or telephone as described in this proxy statement, or by voting in person at the annual meeting.  You may request a new proxy card from our Secretary.  The last vote received chronologically will supersede any prior votes.  The deadline for registered shareholders to change their vote by internet or telephone is 11:59 PM, EDT, on April 25, 2018.  All requests and correspondence with our Secretary should be mailed to Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102, Attention:  Kemma Brown, Corporate Secretary.
What constitutes a quorum at the annual meeting?
We need a quorum of shareholders to hold a valid annual meeting.  A quorum will be present if at least a majority of the outstanding shares of common stock are represented in person or by proxy at the annual meeting.  Abstentions and broker non‑votes are counted as present for the purpose of establishing a quorum.  If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors.  If the annual meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned annual meeting, even though they do not constitute a quorum as described above at the adjourned meeting, will constitute a quorum for the purpose of acting on any matter described in the Notice of annual meeting.
How can I obtain directions to attend the annual meeting and vote in person?
The annual meeting will be held at The Union League of Philadelphia which is located at 140 South Broad Street, Philadelphia, PA, 19102.  You may obtain directions to The Union League of Philadelphia by contacting their office during regular business hours at (215) 563‑6500 or by accessing The Union League of Philadelphia's website at http://www.unionleague.org and clicking on the "About" tab and selecting the "Directions and Parking" link.  The information on this website is not incorporated into this proxy statement and is an inactive textual reference only.

How many votes are required for the election of directors (Proposal 1)?
For Proposal 1, directors are elected by a plurality vote of shares of common stock cast in person or by proxy at the annual meeting, provided a quorum is present.  A "plurality" means that the individuals who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the annual meeting.  Because the election of directors is based on a plurality of the votes cast, abstentions and broker non‑votes have no effect on the outcome of the vote.  Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the result.  Shareholders are not entitled to cumulative voting in the election of directors.
How many votes are required for the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2)?
Proposal 2 will be approved if a majority of the votes represented in person or proxy at the annual meeting and entitled to vote are voted FOR the proposal.  Abstentions, but not broker non-votes, will have the same legal effect as votes against the proposal.
How many votes are required for any other proposals that may properly come before the annual meeting?
Generally, any other proposals that may properly come before the annual meeting or any postponement or adjournment thereof will be approved if a majority of the votes at the annual meeting and entitled to vote thereon are voted in favor of the action, unless otherwise provided by express provision of law or by our articles of incorporation or our bylaws.  Abstentions, but not broker non‑votes, will have the same legal effect as votes against any other proposal.  Broker non-votes will not count as votes against any proposal at the annual meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company's by‑laws provide that the board may consist of not less than five directors and not more than twenty-five directors, classified into three classes, as nearly equal in number as possible, with the specific number of directors fixed from time to time by resolution of the board.  The members of one class of directors are elected at each annual meeting and each class of directors serves for approximately three years.  The classes of directors have been designated as "Class I," "Class II" and "Class III."
The board has currently fixed the number of directors at eight.  The Class I Directors are Harry D. Madonna and Brian P. Tierney; the Class II Directors are Lisa R. Jacobs, Harris Wildstein, Esq. and Andrew B. Cohen; and the Class III Directors are Vernon W. Hill, II, Barry L. Spevak and Theodore J. Flocco, Jr.  The incumbent Class III Directors will continue in office until the Company's 2019 Annual Meeting of Shareholders and the incumbent Class I Directors will continue in office until the Company's 2020 Annual Meeting of Shareholders.  On December 5, 2016, Vernon W. Hill was elected to the Company's Board of Directors and appointed as Chairman. On February 28, 2017, Robert J. Coleman, a Class II Director, retired from his position on the board for health reasons.  Also, on February 28, 2017, the board elected Lisa R. Jacobs as a Class II Director to fill the vacancy created by the resignation of Mr. Coleman.  On June 27, 2017, the board elected Andrew B. Cohen as a Class II Director.  All directors will hold office until the annual meeting of shareholders at which their terms expire and until the elections and qualifications of their successors.
Upon the recommendation of the nominating and governance committee of our board of directors, our board has nominated Lisa R. Jacobs, Harris Wildstein, Esq. and Andrew B. Cohen for reelection as Class II Directors to serve until the Company's 2021 annual meeting of shareholders and thereafter until their successors are elected and qualified.  All of the director nominees have agreed to stand for election.  In the event, however, that, for any reason, one or more director nominees becomes unavailable for election or service as director, the board may designate a substitute nominee or nominees to replace him or them and the persons designated in the enclosed proxy will vote for the election of such other person or persons as the board may recommend.
The specific backgrounds and qualifications of our current directors and director nominees are reflected in each person's biography below.
Director Nominees
The following individuals have been nominated for election to the board as Class II Directors, to serve until the 2021 Annual Meeting of Shareholders and until their successors are elected and qualified.

Lisa R. Jacobs, age 59, has been a director of the Company and the Bank since February 28, 2017. Ms. Jacobs is a partner at DLA Piper, a global law firm specializing in business law and is the Chair of its Philadelphia office corporate group. She has experience in representing individuals, businesses, and institutional clients in domestic and international matters including venture capital transactions, complex corporate finance matters, institutional and private equity financings, asset securitizations, private placements, mergers and acquisitions and governance issues. Ms. Jacobs is active in a number of national and regional professional organizations, as well as in national and local politics. She is a member of the American Law Institute, the Uniform Law Commission, and the Pennsylvania Department of State Corporations Advisory Board.  Ms. Jacobs is also active in several civic and charitable organizations including the Museum of the American Revolution, Teen Cancer America, Philadelphia-Freedom Valley YMCA, and the Drexel University College of Law. Ms. Jacobs' wide ranging experience as an attorney provides the Company with valuable experience in matters of corporate law and governance issues. In addition, her active participation in numerous professional, civic and charitable organizations provides respected leadership skills and insightful management perspective.
Harris Wildstein, Esq., age 72, has been a director of the Company and the Bank since 1988. From 1999 through November 2012, Mr. Wildstein served as a director of First Bank of Delaware. Since September 2004, Mr. Wildstein has been an owner and officer of Lifeline Funding, LLC, a pre‑settlement funding organization.  He has been the Vice President of R&S Imports, Ltd., an automobile dealership, since 1977, and president of HVW, Inc., an automobile dealership, since 1982.  Mr. Wildstein's background in owning and managing multiple businesses has made him sophisticated in the analysis of financial matters and offers the board insight into understanding the many customers that the Bank serves today.  Mr. Wildstein also provides the board with valuable leadership and management perspectives and business acumen.
Andrew B. Cohen, age 46, has been a director of the Company and the Bank since June 27, 2017.  Mr. Cohen is the Co-founder and Chief Investment Officer of Cohen Private Ventures, LLC ("CPV"), an investment management firm which provides long-term capital funding, primarily through direct private investments and other opportunistic transactions. He is a member of the board of directors of several companies including the New York Mets Baseball Club, Laureate Education, Inc., and the advisory board of Metro Bank PLC.  Mr. Cohen also serves on the National Advisory Board of Johns Hopkins Berman Institute of Bioethics and the Painting and Sculpture Committee of the Whitney Museum of Art.  Mr. Cohen's background and experience in evaluating companies when making investment decisions and assessing financial performance of those companies on a regular basis provides the board with valuable knowledge and business acumen across multiple industries.  In addition, his participation on various other boards demonstrates leadership experience and a strong background in corporate governance matters.
Continuing Directors
Each of the following individuals is an incumbent director who will continue to serve as a director of the Company until the end of his respective term or until a successor is elected and qualified.

Class I Directors
Harry D. Madonna, age 75, was chairman of the Company from 1988 to December 2016. He has served as president and chief executive officer of the Company since 2001.  Mr. Madonna has also served as chairman of the Bank since 1988 and chief executive officer of the Bank since 2001. He served as the Bank's president from 2001 until May 2010. From 1999 through November 2012, Mr. Madonna served as executive chairman of First Bank of Delaware and served as its chief executive officer from January 2002 until July 2008. Mr. Madonna was of counsel to Spector Gadon & Rosen, PC, a general practice law firm located in Philadelphia, Pennsylvania from January 1, 2002 until June 30, 2005 and prior to that, was a partner of Blank Rome LLP, a law firm located in Philadelphia, Pennsylvania from 1980 until December 2001. Mr. Madonna's background as an attorney and years of experience with the Bank provides him with the skills to serve on the board of both the Company and the Bank.  Mr. Madonna's position within the Company and the Bank also provides him with intimate knowledge of our business, results of operations and financial condition.  Further, as the chief executive officer of the Company and the Bank and chairman of the Bank, Mr. Madonna acts as the liaison between the board of directors and the management team, and assists the board in its oversight of the Company and the Bank.
Brian P. Tierney, age 61, has been a director of the Company and the Bank since April 2011. He has also served as chief executive officer of Brian Communications, a strategic communications agency, and Real Time Media, an interactive marketing services agency since November 2010.  He was publisher of the Philadelphia Inquirer and Daily News and chief executive officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010.  In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy code and emerged from bankruptcy in October 2010.  He previously served as chairman and chief executive officer of Tierney Holdings LLC, a private investment firm.  From June 2004 to March 2005, he was vice chairman of Advanta Corp. Prior to that period, he was the founding partner of T2 Group, a public relations firm, from November 2003 until it was sold to Advanta Corp.  Mr. Tierney serves as a director on a variety of civic, educational and charitable boards, including the board of directors of Nutrisystem, Inc., a publicly traded corporation and leading provider of home-delivered weight-loss meal plans.  Mr. Tierney has a strong corporate leadership background, having served as a chief executive officer and having held additional management positions at several companies.  His service as a director on the board of another public company and a member of other boards also provides insight on corporate governance issues.
Class III Directors
Vernon W. Hill II, age 72, has been a director and chairman of the Company since December 5, 2016. Mr. Hill was previously the chairman, chief executive officer, and president of Commerce Bancorp, Inc. which he founded in 1973. Under his direction, Commerce Bank grew from one location in Marlton, N.J. to more than 450 branches along the east coast of the U.S. with over $50 billion in assets before its sale in 2007. He is often credited with reinventing the concept of American banking. His book titled "Fans Not Customers: How to Create Growth Companies in a No Growth World" is based on the concept that it is better to have fans rather than customers and that businesses should compete on service instead of price. Mr. Hill is also the chairman and founder of Metro Bank in the U.K., Britain's first new High Street bank in over 100 years. Since opening its first branch in 2010, Metro Bank has grown to 55 branches, more than $22 billion in assets, and over 1.2 million customer accounts in just seven years. Mr. Hill is also the chairman of Petplan, USA, the largest pet health insurer in the world. He also is a partner in a real estate development firm which has developed numerous shopping centers and retail locations. Mr. Hill's experience in banking for over forty years provides the Company with leadership skills and knowledge required to successfully operate and grow financial institutions. His experience in real estate and other businesses also offers the board valuable insight to execute its expansion strategy.

Theodore J. Flocco, Jr., C.P.A., age 73, has been a director of the Company and the Bank since 2008.  Before his retirement from Ernst & Young LLP, Mr. Flocco was a general audit partner and advised many of the largest SEC regulated clients of the Philadelphia office for more than 35 years, including several regional and local banks.  Mr. Flocco has experience in the banking, mutual fund, real estate and manufacturing and distribution industries.  His responsibilities at Ernst & Young LLP included consulting with senior executives and directors of companies on accounting and strategic business issues, mergers and acquisitions, public offerings and SEC registrations.  He has extensive experience in the public offering market through his involvement in more than 100 public equity and debt offerings.  Mr. Flocco's experience in public accounting and SEC matters provides the board with depth in matters related to accounting, SEC financial reporting and shareholder communication and also qualifies him as a financial expert to serve on the board's audit committee.
Barry L. Spevak, age 57, has been a director of the Company and the Bank since April 2004.  He has also been a partner with Downey, Spevak and Associates, Ltd., a certified public accounting firm, since 1991 and has previously served as the treasurer of the Recording for the Blind and Dyslexic.  Mr. Spevak's experience as a certified public accountant qualifies him as a financial expert and his financial accounting background provides the board with an understanding of financial statements, accounting and operational and financial controls.  He also provides the Company with general business knowledge.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF OUR NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY TO SERVE UNTIL THE 2021 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

BOARD OF DIRECTORS AND COMMITTEES
Director Independence
The Company's common stock is listed on the NASDAQ Global Market and the Company's board of directors has determined the independence of the members of its board and committees under the NASDAQ listing standards. The Company's board of directors determined that under NASDAQ independence standards Messrs. Cohen, Flocco, Spevak, Tierney, Wildstein and Ms. Jacobs, constituting a majority of the members of the Company's board of directors, are independent, and that all of the members of the audit, nominating and governance and compensation committees are independent (as defined under the applicable SEC rules and the listing standards of NASDAQ).  The Company's only directors who were determined to not be independent were Mr. Madonna and Mr. Hill.
The board does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board.  Accordingly, the board periodically reviews its leadership structure. Prior to December 2016, the Company's president and chief executive officer also served as chairman of the board.  The board believed that this leadership structure was appropriate for the Company at the time, in that the combined role of president and chairman of the board and chief executive officer promoted unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company's strategy and business plan.  The board also believed that the Company's chief executive officer was best situated to serve as chairman of the board because of his familiar knowledge of the Company's business and industry, and was most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy. Independent directors and management have different views and roles in the development of a strategic plan.  The Company's independent directors bring experience, oversight and expertise from outside the Company and often the industry, while the chief executive officer brings Company-specific and industry-specific experience and expertise. In December 2016, the board elected Vernon W. Hill, II as a director and appointed Mr. Hill Chairman of the board of directors.  Given Mr. Hill's extensive background in the financial services industry and his status as a significant shareholder of the Company, the board believes that Mr. Hill's appointment as Chairman and Mr. Madonna's continued role as President and Chief Executive Officer, offer many of the same benefits of the prior structure while also reflecting what many consider corporate governance best practices.
We have a relatively small board, a majority of which is independent under NASDAQ listing standards.  Each independent director has direct access to our chairman of the board, as well as to our president and chief executive officer and other members of the senior management team. The independent directors are also given the option at every board meeting to meet in executive session without management present.
The board oversees the Company's risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately.  While a degree of risk is inherent in any business activity, the board strives to ensure that risk management is incorporated into the Company's culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization.  We believe our risk management processes are set up to bring to the board's attention our material risks, and permit the board to understand and evaluate how those risks interrelate and how management addresses them.

Our board performs its risk oversight function in several ways.  The board establishes standards for risk management by approving policies that address and mitigate the Company's most material risks.  These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance.  The board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.  The board conducts certain risk oversight activities through its various committees which have direct oversight over specific functional areas.  Our asset/liability committee, or ALCO, is also comprised of directors and members of senior management, and has primary responsibility for risks associated with our exposure to fluctuations in interest rates and our liquidity needs.  Our audit committee is responsible for risks associated with our financial reporting and internal controls, and our compensation committee is responsible for risks associated with our compensation practices.  Notwithstanding that each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.
Meetings of the Board and Attendance
During 2017, the directors held six board meetings.  All of the current directors attended at least 75% of the aggregate of (1) the total number of meetings of the board (held during the period for which such director was a member of the board) and (2) the total number of meetings of all committees of the board on which such director served (during the periods that such director served).  We encourage all incumbent directors and nominees for election as directors to attend our annual meetings.  All of our current directors attended the 2017 annual meeting of shareholders, with the exception of Mr. Cohen who was not elected to the board until June 2017.
Board Committees
The Company's board of directors conducts much of its business through committees, including a standing audit committee, nominating and governance committee and compensation committee.
Audit Committee
The board of directors of the Company has designated a standing audit committee, currently consisting of Messrs. Flocco (chair), Spevak and Wildstein. All members of the audit committee are independent as defined under the applicable SEC rules and the listing standards of NASDAQ, including the independence criteria applicable to audit committee members.  The board of directors has determined that both Mr. Flocco and Mr. Spevak qualify as audit committee financial experts, as defined in SEC rules and regulations.
The audit committee held nine meetings during 2017, and it operates under a written charter approved by the board.  A copy of the audit committee's charter is available on the Company's website at www.myrepublicbank.com.  The responsibilities of the audit committee are to, among others:

•
assist the board of directors with the oversight of the integrity of the Company's financial statements and internal controls,  the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence and  the performance of the Company's internal audit function and the independent registered public accounting firm;

•
establish procedures for receipt, retention, and handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•
retain, evaluate, and, where appropriate, replace the independent auditor, set the independent auditor's compensation, oversee the work of the independent auditor and pre-approve all audit services to be provided by the independent auditor;

•
review with the independent auditor and members of management conducting the internal audit,  the adequacy and effectiveness of the systems of internal controls, accounting practices, and disclosure controls and procedures of the Company and current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate;

•	make a recommendation to the board as to whether the audited financial statements should be included in the Company's Annual Report on Form 10‑K;
•	prepare the report required to be prepared by the audit committee pursuant to the rules of the Securities and Exchange Commission, or "SEC," for inclusion in the Company's annual proxy statement; and
•	review in advance the public release of all financial information.
Audit Committee Report
The audit committee of the Company's board of directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. Management is responsible for the Company's internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements of the Company at and for the year ended December 31, 2017, with management and the Company's independent auditor.  As required by the standards of the Public Company Accounting Oversight Board ("PCAOB"), the audit committee discussed with BDO USA, LLP ("BDO"), the Company's independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301 "Communication with Audit Committees," issued by the PCAOB.   The audit committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding its communications with the audit committee concerning BDO's independence, and has discussed with BDO its independence.

Based upon the audit committee's review and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10‑K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.
Respectfully submitted,

Theodore J. Flocco, Jr. (Chair)
Barry L. Spevak
Harris Wildstein

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.
Compensation Committee
The board of directors of the Company has designated a standing compensation committee, currently consisting of Messrs. Spevak (chair) and Flocco and Ms. Jacobs. Ms. Jacobs replaced Mr. Coleman on the Committee after his resignation from the board of directors on February 28, 2017.
The compensation committee operates under a written charter approved by the board.  A copy of the compensation committee's charter is available on the Company's website at www.myrepublicbank.com.  The charter provides, among other things, that the compensation committee be comprised of at least three members.
All members of the compensation committee have been determined by the board to be independent under NASDAQ listing standards, "non‑employee directors," as defined in SEC Rule 16b‑3, and "outside directors," as defined for purposes of Internal Revenue Code Section 162(m).  The compensation committee held five meetings in 2017.  The compensation committee's responsibilities include, among others, the following:
•	review and approve the Company's overall compensation philosophy and oversee the administration of related compensation and benefit programs, policies and practices;
•
set the compensation of the chief executive officer and other executive officers of the Company.  Regarding compensation for officers other than the chief executive officer, the committee must consult with the chief executive officer and the other officers of the Company as appropriate;

•
evaluate the performance of the chief executive officer and review and approve the chief executive officer's evaluation of performance of the other executive officers in light of approved performance goals and objectives;

•
review and recommend for approval to the board cash-based incentive compensation plans, equity-based compensation plans, defined benefit and contribution plans and other welfare benefit plans or amendments or modifications to such plans;

•	grant options and other awards under equity-based plans;
•
review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the Company's annual proxy statement, if required, and determine whether to recommend to the board that the CD&A be included in the proxy statement, if applicable;

•	provide the compensation committee report for inclusion in the proxy statement, if required, that complies with the rules and regulations of the Securities and Exchange Commission; and
•
have the authority to retain and terminate any consulting firm to advise the compensation committee, as it deems appropriate, including the authority to approve the consultant's fees and other retention terms.

Compensation Processes and Procedures
The compensation committee meets at such times as it determines to be necessary or appropriate, but not less than once a year.  The compensation committee has the authority to establish the compensation of the chief executive officer and other executive officers of the Company and the Bank and may not delegate such authority, except to a sub‑committee. The chief executive officer has the responsibility for proposing the amount and form of compensation of the other executive officers of the Company and the Bank and the compensation committee consults with the chief executive officer on such matters.
The compensation committee is also responsible for periodically reviewing the amount and form of director compensation paid to non‑employee directors.  The compensation committee recommends proposed changes in director compensation to the board as appropriate, from time to time, and any changes in director compensation are approved by the board.
Nominations and Shareholder Communications
Nominating and Governance Committee
The board of directors of the Company has designated a standing nominating and governance committee, currently consisting of Messrs. Spevak (chair), Wildstein and Tierney.  Mr. Tierney replaced Mr. Coleman on the Committee following his resignation from the board of directors on February 28, 2017.

All members of the nominating and governance committee have been determined by the board to be independent under NASDAQ listing standards.  The nominating and governance committee held five meetings in 2017.  The nominating and governance committee operates under a written charter approved by the board.  A copy of the nominating and governance committee's charter is available on the Company's website at www.myrepublicbank.com.
In addition to the responsibilities described below regarding overseeing the selection and recommendation of board nominees, the nominating and governance committee's responsibilities include, among other things, the following:
•
make recommendations to the Board from time to time as to changes that the Committee believes to be desirable in the size of the Board or any committee thereof and the establishment of any new committees of the Board that the Committee believes to be necessary or desirable;

•
conduct annually an evaluation of the performance of the board as a whole and the directors in such manner as the committee deems appropriate and, through its chairperson, communicate this evaluation to the full board; and

•	maintain an orientation program for new directors and an education program for continuing directors.
The nominating and governance committee also oversees the composition and operation of the Company's board, including identifying individuals qualified to become board members, recommending to the board director nominees for the annual meetings of shareholders, and filling vacancies occurring between annual shareholder meetings. It identifies director candidates by considering the recommendations of the Company's directors, executive officers and shareholders, as well as those of experts and consultants of the Company.  The nominating and governance committee evaluates candidates it has identified or who have been recommended to it based on the selection criteria provided in the nominating and governance committee charter and other criteria deemed relevant by the nominating and governance committee, including each candidate's background and experience, the candidate's ability to understand the business, financial affairs and complexities of the Company and the Company's business, the candidate's willingness and ability to spend the necessary time required to function effectively as a director, the candidate's open-minded approach to matters and the resolve to independently analyze matters presented for consideration, as well as the candidate's ability to act in the best interest of the Company's shareholders, and the candidate's reputation for honesty and integrity.
While the nominating and corporate governance committee does not have a formal policy regarding director diversity, it believes that the directors should encompass a range of experience, viewpoints, qualifications, attributes and skills in order to provide sound and prudent guidance to the Company's management.  The nominating and corporate governance committee considers diversity in connection with its review of each potential director candidate and is satisfied that the current composition of the board of directors reflects its commitment to diversity.  The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The nominating and governance committee evaluates director candidates recommended by shareholders in the same manner that it evaluates other director candidates.  The procedures for shareholders to recommend director candidates are described under the heading "Shareholder Proposals and Nominations for the 2018 Annual Meeting".
Shareholder Communications
Any shareholder may communicate with our board, or any individual member or members of the board, by directing his, her or its communication to Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102, together with a request to forward the communication to the intended recipient or recipients.  In general, all shareholder communications delivered to the corporate secretary for forwarding to the board or specified board members will be forwarded in accordance with the shareholder's instructions.  The corporate secretary, however, may not forward any abusive, threatening or otherwise inappropriate materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 7, 2018, information with respect to the holdings of Company voting securities of all persons which the Company, pursuant to filings with the SEC and the Company's stock transfer records, has reason to believe may be beneficial owners of more than five percent (5%) of the Company's outstanding common stock, each current director or director nominee, each executive officer named in the 2017 Summary Compensation Table, and all of the Company's director nominees, directors and executive officers as a group.
Name of Beneficial Owner or Identity of Group (1)	Number of Shares Beneficially Owned (2)		Percentage of Ownership (2)

Director Nominees, Directors and Executive Officers:
Vernon W. Hill II	4,777,151	(3)	8.2%
Harry D. Madonna	1,060,684	(4)	1.8%
Harris Wildstein	923,685	(5)	1.6%
Theodore J. Flocco, Jr.	112,500	(6)	*
Barry L. Spevak	93,999	(7)	*
Brian P. Tierney	111,913	(8)	*
Lisa R. Jacobs	1,000		*
Andrew B. Cohen	12,000		*
Jay Neilon	138,250	(9)	*
Andrew J. Logue	178,000	(10)	*
Frank A. Cavallaro	89,500	(11)	*
Tracie A. Young	52,675	(12)	*

All, director nominees, directors and executive officers as a group (12 persons)	7,551,357		12.8%

Other Five Percent Beneficial Shareholders:
CPV Republic Investment, LLC	5,606,001	(13)	9.8%
Schaller Equity Partners	3,816,255	(14)	6.7%
Wellington Management Group, LLP	3,164,834	(15)	5.6%

* Represents beneficial ownership of less than 1%.
(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102. The group of director nominees, directors and executive officers was determined as of March 7, 2018.

(2)
The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, common stock, is determined to be a beneficial owner of the common stock.  All shares are subject to the named person's sole voting and investment power unless otherwise indicated.  Shares beneficially owned include shares issuable upon exercise of options which are currently exercisable or which will be exercisable within 60 days of March 7, 2018 and upon conversion of convertible securities which are currently convertible or which will be convertible within 60 days of March 7, 2018.  Percentage calculations presume that the identified individual or group exercise and convert all of his or their respective options and convertible securities, and that no other holders of options or convertible securities exercise their options or convert their convertible securities.  As of March 7, 2018, there were 57,012,439 shares of the Company's common stock outstanding.

(3)
Information is derived from a Form 3 filed with the SEC on December 13, 2016.  In addition to shares of common stock directly held, Mr. Hill owns a total of 6,000 trust preferred securities of Republic First Bancorp Capital Trust IV which are convertible into 923,077 shares of common stock. A restriction on conversion of these trust preferred securities prohibits conversion if the holder would beneficially own more than 9.9% of the common stock outstanding at the time of conversion. There is no conversion restriction at this time. Also includes 125,000 shares of common stock issuable subject to options. The address of Mr. Hill is 14000 Horizon Way, Suite 100, Mt. Laurel, NJ 08054.

(4)
Includes 372,000 shares of common stock issuable subject to options which are currently exercisable.  Does not include securities held by The Evergreen Trust which is a trust fund controlled by the adult children of Mr. Madonna. The Evergreen Trust directly holds 1,557,900 shares of common stock and 3,000 trust preferred securities of Republic First Bancorp Capital Trust IV which are currently convertible into 461,538 shares of common stock.  Mr. Madonna does not have the power to vote on, invest in, or dispose of securities held by The Evergreen Trust and accordingly does not beneficially own those shares.

(5)	Includes 74,000 shares of common stock issuable subject to options which are currently exercisable. Also includes 30,087 shares in trust for his daughter, and 14,032 shares held by his wife.
(6)	Includes 74,000 shares of common stock issuable subject to options which are currently exercisable.
(7)	Includes 74,000 shares of common stock issuable subject to options which are currently exercisable.
(8)	Includes 65,000 shares of common stock issuable subject to options which are currently exercisable.
(9)	Includes 88,250 shares of common stock issuable subject to options which are currently exercisable.
(10)	Includes 153,000 shares of common stock issuable subject to options which are currently exercisable
(11)	Includes 77,750 shares of common stock issuable subject to options which are currently exercisable.
(12)	Includes 51,250 shares of common stock issuable subject to options which are currently exercisable.
(13)
Includes CPV Republic Investment, LLC and Steven A. Cohen.  Information is derived from a Schedule 13G filed with the SEC on February 14, 2017. The principal business office address is 72 Cummings Point Road, Stamford, CT 06902.

(14)
Includes Schaller Investment Group Incorporated, Schaller Equity Management, Inc. and Douglas E. Schaller.  Information is derived from a Schedule 13G/A filed with the SEC on February 12, 2018. The principal business office address is 324 Indera Mills Court, Winston-Salem, NC 27101.

(15)
Includes Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. Information is derived from a Schedule 13G/A filed with the SEC on February 8, 2018. The principal business office address is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

EXECUTIVE OFFICERS AND COMPENSATION
Executive Officers
The following sets forth certain information regarding the current executive officers of the Company and the Bank.  Information pertaining to Harry D. Madonna, who is both a director and an executive officer of the Company and the Bank, may be found in the section entitled "Proposal 1 ‑ Election of Directors."
Frank A. Cavallaro, 49, has been an executive vice president and chief financial officer of the Company and the Bank since February 2012.  Mr. Cavallaro had been a senior vice president and chief financial officer of the Company and the Bank since August 31, 2009.  Prior to joining the Company, Mr. Cavallaro, served as a vice president in the finance department for Commerce Bank, N.A. and its successor TD Bank, N.A. from September 1997 to August 2009.  Mr. Cavallaro, a certified public accountant, has more than twenty years of experience in the financial services industry and, prior to that, three years of experience in public accounting with Ernst & Young LLP.
Andrew J. Logue, 60, has been president and chief operating officer of the Bank since May 2010.  Mr. Logue had been executive vice president and chief operating officer of the Bank since August 20, 2008.  Prior to joining the Bank, Mr. Logue, served as senior vice president/enterprise risk management for Commerce Bank, N.A. and its successor TD Bank, N.A. from March 1991 to August 2008.  Mr. Logue served in various functions during his tenure at Commerce Bank, N.A.
Jay M. Neilon, 64, has been an executive vice president and chief credit officer of the Bank since February 2012.  Mr. Neilon had been a senior vice president and chief credit officer of the Bank since December 31, 2008.  Prior to joining the Bank, Mr. Neilon, served as senior credit officer for Commerce Bank, N.A. and its successor TD Bank, N.A. from July 1992 to December 2008.  Prior to Commerce Bank, N.A., Mr. Neilon held various credit and lending positions with Fidelity Bank, Philadelphia, PA from September 1976 to July 1992.
Tracie A. Young, 48, has been an executive vice president and chief risk officer of the Bank since February 2015.  Ms. Young had been a senior vice president and chief risk officer of the Bank since her initial date of hire on April 26, 2010. Ms. Young has over 30 years of experience in the areas of risk management and compliance for financial institutions. Prior to joining the Bank, Ms. Young served in various internal audit, compliance and risk management roles for Harleysville National Bank and Trust Company from 1992 to 2010 including the Director of Risk Management and Director of Internal Audit positions.

Compensation Discussion and Analysis
Overview of the Executive Compensation Program.  Our executive compensation program includes a number of fixed and variable compensation and benefit components typical of programs among comparable community banking and financial services companies in our local and regional marketplace.  The program seeks to provide participating executives with an industry-competitive level of total compensation.
Our named executive officers receive from the Company a combination of base salary, health and welfare benefits, bonus compensation, long-term incentive compensation in the form of stock option awards, and other perquisites.
Compensation Philosophy and Program Objectives.  We believe that the compensation program for executives should directly support the achievement of annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.
We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization.  We believe it also provides competitive annual bonus and longer-term incentive opportunities to encourage performance and to reward the successful efforts of executives.
The incentive opportunities are based on an executive's role in our organization, company and individual performance, maintaining a compensation program that is competitive in our industry and markets, and other factors.  Our current program contains certain compensation features, provided on a selective basis, to encourage retention through long-term wealth accumulation opportunities and to assure transition support in the event of substantial organization or ownership change.  These provisions are designed to support retention of good performers by the organization.
We believe that the features and composition of the current program are consistent with practices of other comparable community banking and financial services organizations in our marketplace and that the program balances the need for competitive pay opportunities at the executive level with shareholders' expectations for reasonable return on their investment.
Program Management.  The compensation committee of the board of directors has primary responsibility for the design and administration of the compensation of the chief executive officer of the Company and the Bank, and makes decisions with respect to the compensation program for other executive officers.  The compensation committee will consider the make-up and administration of the executive compensation program in light of changing organization needs and operating conditions and changing trends in industry practice.

Role of Executive Management in the Compensation Decision Process.  The compensation committee is responsible for approving compensation of our chief executive officer and other executive officers.  In determining the compensation of the chief executive officer of the Company and the Bank, the compensation committee considers and evaluates his individual and corporate performance and data with respect to the compensation of the chief executive officers of the peer group identified below under the heading "Basis for Defining Competitive Compensation Levels and Practices."  For the other executive officers of the Company and the Bank, the chief executive officer will make recommendations to the compensation committee with respect to the compensation of such executive officers.  In formulating its decisions, the compensation committee may seek information about the performance of the business, organization staffing requirements and the performance levels of incumbent executives from our chief executive officer.  It may also utilize the services of our chief financial officer and other officers to the extent the compensation committee deems appropriate.  None of our named executive officers had a role in recommending or setting his or her own compensation.
Program Review and Compensation Decision Process.  Periodically, the compensation committee reviews information on executive compensation levels in the industry and industry program practices, reviews our compensation program, and considers adjustments to the program, salary adjustments and incentive awards.  The compensation committee will examine the current compensation and benefit levels of executive officers in light of their continuing or changing roles in the business and the assessments of their individual performances by the compensation committee or the chief executive officer.  It will also approve annual bonus compensation, after consideration of Company and individual performance, but which is ultimately discretionary.
The compensation committee may also be called upon to consider compensation related decisions throughout the calendar year as executives are reassigned or promoted and new executive officers join the organization.  In these instances, the compensation committee will review all aspects of the executive officer's compensation including base salary level, annual incentive opportunities, longer-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.
Compensation Decision Factors and Considerations.  The following factors typically influence compensation committee decisions on salary and benefits for our executive officers:
•
Salary:  executive's overall performance during the year ending, changes in organization role and scope of responsibility, current salary in relation to the position's market value, any significant changes in the industry's pay practices for comparable positions.

•	Discretionary Annual Bonus Compensation: competitive industry practice with respect to size of awards, actual performance of the Company against budget and performance of executive officer.
•
Longer-term Incentive Awards:  competitive industry practice with respect to size of awards, recent performance of the Company and the individual executive, applicable accounting rules for expensing equity awards, and shareholder concerns about dilution and overhang.

•
Nonqualified Compensation and Benefits:  tax rules on qualified benefit plans, likely replacement income benefits for executives compared to other categories of employees within the organization, competitive industry practice for comparable type and level of executive positions.

•
Perquisites:  the needs of the executive's position, frequency of travel to other Company locations, or to meet with Company clients and prospective clients, and competitive industry practices for comparable executive roles.

•
Employment Agreements:  where they serve Company needs for confidentiality about business practices and plans, preservation of the customer base (non-competition and non-solicitation provisions), competitive industry practices and employee retention.

Basis for Defining Competitive Compensation Levels and Practices.  The types and levels of compensation included in the Company's executive compensation program are generally consistent with current features and programming trends among similar organizations of comparable size in our local and regional marketplace.
The compensation committee may review survey reports on national and regional compensation practice within the Company's industry group, focusing on pay levels and practices among community banking and diversified financial services institutions based in the Mid-Atlantic Region and specifically the Greater Philadelphia metropolitan marketplace, having a level of total assets comparable to our own.  This range of institutions represents banking companies that are somewhat smaller and somewhat larger than the Company.  The asset range will be modified from time to time as the Company's operating circumstances change.
For the 2017 program planning cycle, the compensation committee reviewed executive compensation information from the following peer group, which were publicly traded financial institutions headquartered in Pennsylvania and New Jersey with total assets between $700 million and $5.1 billion, based on public information available through the internet and documents filed with the SEC.
Bryn Mawr Bank Corporation	OceanFirst Financial Corporation
Cape Bancorp, Inc	Ocean Shore Holding Co.
Citizens & Northern Corporation	Peapack-Gladstone Financial Corp
DNB Financial Corporation	Parke Bancorp, Inc
ESSA Bancorp, Inc	QNB Corporation
Fox Chase Bancorp, Inc.	Royal Bancshares of Pennsylvania, Inc.
Harleysville Savings Financial Corporation	Sun Bancorp, Inc
Metro Bancorp, Inc.	Univest Corporation of PA

Program Components.  There are six elements in the current executive compensation program:
Base Salary.  Base salary opportunities are based on industry practice for comparable jobs in similar community banking and financial service organizations comparable in size.  Within the defined competitive range, an executive's salary level is based initially on his qualifications for the assignment and experience in similar level and type roles.  Ongoing, salary adjustments reflect the individual's overall performance of the job against organization expectations and may also reflect changes in industry practices.
Health & Welfare Benefits.  Executives participate in Company's qualified health and welfare benefits program on the same terms and conditions as all other employees of the Company.

Annual Performance Incentives.  The Company pays bonus compensation which provides executives with opportunities to earn additional cash compensation in a given year.  Bonus compensation is discretionary, but Company and business unit operating results and individual performance contributions are considered.  Typical annual performance metrics for Company executives include net income, loan and deposit growth and net interest margin.  The determination of actual bonus amounts is not formulaic, but, rather, the result of a review of achievements by the chief executive officer and the compensation committee and the application of prevailing industry practices on annual incentive awards.
Longer-term Performance Incentives.  Executives are eligible to participate in longer-term incentive award plans established to focus executive efforts on the strategic directions and goals of the business and to reward them for their successes in increasing enterprise value.  Awards can result in additional cash compensation or equity under our equity compensation plans.  While the size of such awards may increase or decrease based on current business performance, it is the intention of the compensation committee to recommend some combination of the available awards at least annually as an incentive to focus executives' future efforts on longer-term needs and objectives of the business.
•
Equity Compensation Plans.  Our equity compensation plans authorize us to award stock options, restricted stock, stock units, and stock appreciation rights to our eligible employees, including our executives. Our compensation committee is the administrator of the Plan.  We may make equity awards at the commencement of employment and from time to time to meet other specific retention or performance objectives, or for other reasons.  Periodic awards are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of the chief executive officer.

•
Deferred Compensation.  In 2009, our deferred compensation plan was frozen to new participants and Mr. Madonna is the only named executive officer who remains eligible for participation.  As such, he may receive, at the compensation committee's discretion, a company contribution in an amount determined by the compensation committee.  Contributions vest three years after the plan year to which the contribution applies, or sooner upon a change of control.  The value and any earnings on participant accounts are determined by the changes in value of the investments selected by the participant, including the Company's common stock.

Nonqualified Benefits and Perquisites.  We currently do not offer a nonqualified deferred compensation benefit to any of our executives, except that our chief executive officer, as a former non‑employee director, has an account balance in a now frozen retirement income plan for directors.
Perquisites for Company executives are generally limited to automobile allowances or the use of a Company-provided automobile, and, in a very few instances, a club membership.  Typically, these perquisites are provided in instances where such benefits can facilitate the conduct of business with corporate and high net worth clients.

Employment and Change in Control Agreements.  We have entered into employment agreements with each of the named executive officers, in each case because the agreements served certain Company objectives and were consistent with competitive industry practices. All of the agreements include severance benefits, whether or not in connection with a change in control of the Company, and obligations of the named executive officers to maintain confidentiality about business practices and plans, and for the preservation of our operations and customer base through restrictive covenants, including noncompetition and non-solicitation provisions.  See "Description of Employment Agreements" and "Potential Payments Upon Termination or Change in Control."
2017 Compensation Decisions.  The salaries of each of the named executive officers were initially set in accordance with their existing employment agreements and are subject to adjustment based on an annual review by the compensation committee. In making final decisions on compensation of the executive management team for 2017, the compensation committee assessed the individual performance of each named executive officer and also evaluated the overall performance of the Company during the prior year.
The Company continued to expand its presence in the Philadelphia region through an aggressive growth strategy referred to as "The Power of Red is Back." The goal of this expansion plan is to increase the store footprint while providing a high level of customer service. Management refers to its branches as stores to signify its commitment to operate as a retail organization focused on customer convenience and satisfaction. During 2016, thousands of new customer relationships were established through its network of store locations and loan offices. The growth in asset, loan and deposit balances demonstrates the ongoing success with this strategy. While the Company continued to make significant investments to build a new bank, it was very pleased with the ability to maintain consistent, profitable results from an income statement perspective.

The new stores opened in Washington Township and Moorestown, NJ and Wynnewood, PA during 2016 performed exceptionally well. The year ended with future stores under construction and several more in various stages of development for future openings.
During 2016, we also expanded our product offerings through the addition of a residential mortgage lending team. In July 2016, we acquired Oak Mortgage Company. Oak Mortgage is headquartered in Marlton, NJ and is licensed to do business in Pennsylvania, Delaware, New Jersey, and Florida providing our customers with new opportunities in the residential lending market. The Oak Mortgage team is an important addition to the Republic Team which is committed to extraordinary customer service and has proven to be a perfect complement to the Bank's network of store locations.
Additional highlights for the year ended December 31, 2016 include the following accomplishments:

•
We completed a $100 million common stock offering during the fourth quarter of 2016. As a result, shareholders' equity increased to $215.1 million as of December 31, 2016 compared to $113.4 million as of December 31, 2015. This capital raise will allow us to execute our aggressive expansion plan over the next several years.

•
New stores were opened in Washington Township and Moorestown, NJ during 2016 bringing the total store count to nineteen. We also opened a prototype store at a prime location in Wynnewood, PA where we relocated our store from nearby Ardmore. We ended the year with a store under construction in Cherry Hill, NJ which was completed in June 2017 and approvals for stores in Medford and Sicklerville, NJ were obtained which paved the way for openings in 2017.  There are also several additional sites in various stages of approval and development for future store locations.

•
New stores opened since the beginning of the "Power of Red is Back" expansion campaign grew deposits at an average rate of $38 million per year, while the average deposit growth for all stores over the last twelve months was approximately $23 million per store during 2016.

•	Total revenue grew by 25% during 2016, while non-interest expenses grew at a rate of 20%.

•
Net income increased by 103% to $4.9 million, or $0.12 per diluted share, for the twelve months ended December 31, 2016 compared to $2.4 million, or $0.06 per diluted share, for the twelve months ended December 31, 2015. We continued to open new stores and increase net income despite the additional costs associated with the expansion strategy. The acquisition of Oak Mortgage has also contributed to improved earnings.

•	Total assets increased by $485 million, or 34%, to $1.9 billion as of December 31, 2016 compared to $1.4 billion as of December 31, 2015. This growth rate is far beyond industry standards.

•	Total deposits increased by $428 million, or 34%, to $1.7 billion as of December 31, 2016 compared to $1.2 billion as of December 31, 2015.

•	Total loans grew $90 million, or 10%, to $965 million as of December 31, 2016 compared to $875 million at December 31, 2015.

•
SBA lending continued to be an important part of our lending strategy. More than $70 million in new SBA loans were originated during the year ended December 31, 2016. Our team was currently ranked as the top SBA lender in the New Jersey and southeastern Pennsylvania market based on the dollar volume of loan originations.

•	Our Total Risk-Based Capital ratio was 18.99% and Tier I Leverage Ratio was 12.74% at December 31, 2016.

•	Book value per common share increased to $3.79 as of December 31, 2016 compared to $3.00 per share as of December 31, 2015.

Status of Practices Going Forward.  Payment of discretionary cash bonuses will continue to be assessed in the future based on individual performance and the operating results of the Company. Stock option grants are likely to continue with the size of awards tracking with the performance results of the business. The compensation committee will evaluate award opportunities for executives based upon an annual review of all relevant information available to them to ensure they are in line with performance results.

Employment Agreements.  The compensation committee has responsibility for review of current and proposed employment agreements and will specifically authorize contract renewals.
Compliance with Sections 162(m) and 409A of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions.  The Company has obtained shareholder approval of its stock option plan, and compensation earned pursuant to such plan was exempt from the Section 162(m) limit for 2017.  Since we retain discretion over bonuses and certain amounts contributed to the deferred compensation plan, such amounts will not qualify for the exemption for performance-based compensation.  Such amounts have not been at levels that, together with other compensation, approached the $1,000,000 limit.  The Company believes its compensation policies reflect due consideration of Section 162(m).  We reserve the right, however, to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer's performance.  The Tax Cuts and Jobs Act of 2017 amended Section 162(m) in a manner that may affect the Company's compensation programs for 2018 and thereafter.  The Compensation Committee will consider these effects in future compensation considerations.
It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.
Compensation Committee Report
The compensation committee has reviewed and discussed the "Compensation Discussion and Analysis," which begins on page 19 of this proxy statement, with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the "Compensation Discussion and Analysis" be included in this proxy statement.
Respectfully submitted,

Barry L. Spevak (Chair)
Theodore J. Flocco, Jr.
Lisa R. Jacobs

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Executive Compensation
The following table shows the annual compensation of our chief executive officer, our chief financial officer and the three most highly compensated executive officers of the company other than the chief executive officer and chief financial officer for the fiscal year ended December 31, 2017.  Collectively, these officers are referred to as our "named executive officers".
2017 Summary Compensation Table
The following table shows the annual compensation of the Company's named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Harry D. Madonna President and Chief Executive Officer (2)	2017 2016 2015	415,000 419,944 434,231	- - -	350,000 177,000 176,000	142,496 121,973 107,167	907,496 718,917 717,398
Frank A. Cavallaro Chief Financial Officer (3)	2017 2016 2015	270,192 249,732 237,471	35,000 25,000 20,000	94,250 23,880 22,920	26,690 25,245 25,114	426,132 323,857 305,505
Andrew J. Logue Chief Operating Officer (4)	2017 2016 2015	414,231 388,658 362,721	70,000 50,000 20,000	188,500 29,850 22,920	31,861 31,514 31,432	704,592 500,022 437,073
Jay Neilon Chief Credit Officer (5)	2017 2016 2015	285,192 266,593 252,875	35,000 25,000 20,000	94,250 23,880 22,920	27,943 27,645 27,604	442,385 343,118 323,399
Tracie A. Young Chief Risk Officer (6)	2017 2016	225,192 202,933	35,000 25,000	94,250 23,880	19,177 9,117	373,619 260,930

(1)
The amount shown is the aggregate fair value as of the grant date in accordance with FASB ASC Topic 718. We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)
In 2017, all other compensation includes $48,013 of automobile and transportation allowance, $38,137 of business development expense including a club membership which is sometimes used for personal purposes, $39,737 for supplemental term life insurance policies, $5,809 for Company paid supplemental long-term disability policy premiums, and $10,800 in matching contributions made to Mr. Madonna's 401(k) plan account.

(3)	In 2017, all other compensation includes $18,661 of automobile and transportation allowance and $8,029 in matching contributions made to Mr. Cavallaro's 401(k) plan account.
(4)	In 2017, all other compensation includes $21,061 of automobile and transportation allowance and $10,800 in matching contributions made to Mr. Logue's 401(k) plan account.
(5)	In 2017, all other compensation includes $17,143 of automobile and transportation allowance and $10,800 in matching contributions made to Mr. Neilon's 401(k) plan account.

(6)	In 2017, all other compensation includes $8,769 of automobile and transportation allowance and $10,408 in matching contributions made to Ms. Young's 401 (k) plan account.

Grants of Plan-Based Awards in 2017
The following table sets forth information concerning the grant of plan-based awards to the Company's named executive officers during the year ended December 31, 2017.
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Option Awards ($)
Harry D. Madonna	February 28, 2017	100,000	8.00	350,000
Andrew J. Logue	February 28, 2017	50,000	8.00	188,500
Jay M. Neilon	February 28, 2017	25,000	8.00	94,250
Frank A. Cavallaro	February 28, 2017	25,000	8.00	94,250
Tracie A. Young	February 28, 2017	25,000	8.00	94,250

The Company's compensation committee authorized the granting of the options in the table shown above.  Options issued to Mr. Madonna represented the annual grant of options as set forth in his employment agreement.  Vesting provisions are set forth in the Outstanding Equity Awards table included on pages 31 and 32.
Description of Employment Agreements
Employment Agreement with Mr. Madonna.  In May 2013, the Company and the Bank entered into an employment agreement, effective June 1, 2013 with Harry D. Madonna, Chairman of the board of directors, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. The agreement replaced and superseded Mr. Madonna's prior employment agreement which was set to expire on December 31, 2013. On March 18, 2015, the Company, the Bank and Mr. Madonna agreed to amend the employment agreement.
The agreement provides for Mr. Madonna's continuing service as Chairman of the board of directors, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. The agreement is extended on each annual anniversary date to provide for a three-year term unless either party provides written notice that they desire to terminate the agreement within six months of the termination date.  The Company and the Bank may also terminate Mr. Madonna's employment at any time for specified events of "good reason" (as defined in the agreement). Mr. Madonna may terminate the agreement with six months prior notice.  Mr. Madonna may also terminate the agreement for specified events of "good cause" (as defined in the agreement).
Mr. Madonna's annual base salary under the amended agreement was reduced to $415,000 effective March 1, 2015. It was $515,000 prior to the amendment.  Mr. Madonna is eligible to receive annual increases in base salary at the sole discretion of the Compensation Committee of the Company after taking into account criteria determined in advance by the Committee, and bonuses based on a percent of annual base salary in the sole discretion of the Compensation Committee upon achievement of established criteria.

The amended employment agreement also provides for the annual issuance of options to Mr. Madonna to purchase not less than 100,000 shares of the Company's common stock effective March 12, 2015 and continuing annually thereafter so long as Mr. Madonna remains employed under the terms of the agreement. Option grants will be based on meeting or exceeding criteria established from year to year by the committee charged with the responsibility for making grants under the Company's stock incentive plan. Such options will vest one year after the date of grant or earlier upon the occurrence of either a Change in Control (as defined in the agreement) or a Termination Event (as defined below) and will be granted at a per share exercise price equal to fair market value of the stock on the date of grant.
Mr. Madonna will also be entitled to certain other customary perquisites, including use of an automobile and reimbursement of related operating expenses, health and disability insurance available to all employees, and reimbursement for travel, entertainment and club dues and expenses.  Under the agreement, the Company and the Bank also agree to reimburse Mr. Madonna for the cost of term life insurance policies providing a death benefit in the amount of $4.0 million.
Mr. Madonna's agreement provides for certain severance and change in control benefits.  In the event of termination of Mr. Madonna's employment for any reason, including a merger or sale of the Company or the Bank or transfer of a majority of the stock of the Company or the Bank (any one of which shall be considered a "Change in Control") or failure by the Company and the Bank to continue his employment at the termination of the agreement or any subsequent employment agreement, or if Mr. Madonna is not elected a member of the boards of directors of the Company or the Bank or upon agreement that Mr. Madonna is to transition from service as chief executive officer to service as a non-employee director of the Company and the Bank (each a "Termination Event"), Mr. Madonna would be entitled to receive a severance payment in the amount of $1.6 million, five years of continued health and other benefits, and life insurance or cash in an amount equal to the cost of such insurance.  Mr. Madonna would not be entitled to any severance or other payments in the event that his employment terminates as a result of death, resignation by him without good cause, or termination by the Company or the Bank for good reason.  Subject to compliance with Section 409A of the Internal Revenue Code, all severance payments are to be made in a lump sum within 30 days after the applicable termination event.
In the event of a merger or sale or transfer of a majority of the stock of the Company or the Bank while Mr. Madonna remains employed by the Company and the Bank or remains serving as a director (or within one year after Mr. Madonna ceases to provide any services to either the Company or the Bank in any capacity), he will be entitled, in addition to any other compensation payable to him under the agreement, to a transaction bonus in an amount determined by the compensation committees of the Company and the Bank, which amount cannot be less than $1.0 million.  The transaction bonus is payable within 30 days following consummation of the transaction giving rise to payment of such bonus.
The agreement provides for non-disclosure by Mr. Madonna of any confidential information relating to the business of the Company or the Bank during or after the period of his employment, except in the course of employment related duties.  In the event that the amounts and benefits payable under the agreement are such that Mr. Madonna becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, Mr. Madonna will be entitled to receive a tax gross-up payment to reimburse him for the amount of such excise taxes.  He will also receive a tax gross-up payment for certain other taxes payable by him with respect to certain perquisites under the agreement.

Employment Agreements with Messrs. Logue, Cavallaro and Neilon and Ms. Young.  On July 14, 2015, the Bank entered into employment agreements with each of Andrew J. Logue, President and Chief Operating Officer of the Bank; Frank A. Cavallaro, Executive Vice President and Chief Financial Officer of the Company and the Bank; Jay M. Neilon, Executive Vice President and Chief Credit Officer of the Bank; and Tracie A. Young, Executive Vice President and Chief Risk Officer of the Bank.  Each of the employment agreements is for a one-year term commencing on July 1, 2015, with annual renewals thereafter absent notice of non-renewal by either party at least six months prior to an annual renewal date.
Under the employment agreements, each executive officer is entitled to receive a specified annual base salary and is eligible to participate in other compensation plans or programs maintained by the Company or the Bank for senior executive officers, including stock compensation, retirement, savings and similar plans.  Each executive officer is also able to earn an annual bonus based on criteria established by the Compensation Committee of the Company's Board of Directors.  The annual base salary amounts for each of Messrs. Logue, Cavallaro and Neilon and Ms. Young initially set forth in their respective employment agreements were $365,750, $239,250, $254,750, and $194,250, respectively.
In the event of termination of an executive officer's employment, including resignation by the officer for specified events of "good reason" or a failure to continue an officer's employment at termination of the employment agreement, the officer would be entitled to receive a lump-sum payment equal to two times the officer's base salary in effect immediately prior to termination (the "Severance Payment").  If the executive's employment is terminated as a result of, or in contemplation of, a change in control of the Company, the executive would be entitled to receive the Severance Payment unless the executive accepts a position after the change of control in the surviving company.  No severance is payable in the event of termination of an executive's employment for specified events of "cause," or as a result of an executive's death, disability or resignation without good reason.
The employment agreements include customary provisions relating to non-competition and non-solicitation of customers and employees for a period of twelve months following termination of employment.  The employment agreements replace and supersede any prior employment or change in control agreements to which any of the executive officers were a party.
Stock Option Plans.  The Company maintained the Stock Option Plan and Restricted Stock Plan of Republic First Bancorp, Inc., which originally became effective on November 15, 1995 and was amended and approved at the Company's 2005 annual meeting of shareholders.  We refer this plan as the "2005 Plan."  In accordance with the terms of the 2005 Plan, the Company was able to award stock options, restricted stock, and stock appreciation rights to employees, directors, and certain consultants.  Under the 2005 Plan, 1.5 million shares of common stock, plus an annual increase equal to the number of shares needed to restore the maximum number of shares available for grant under the plan to 1.5 million shares, were available for such awards.  As of December 31, 2015, the only grants under the 2005 Plan had been option grants.  This plan provided that the exercise price of each option granted equals the market price of the Company's stock on the date of grant.  Any option granted vests within one to four years and has a maximum term of ten years.  The 2005 Plan terminated on November 15, 2015 in accordance with the terms and conditions specified in the plan agreement.

In 2014, the Company adopted, and the shareholders approved, the 2014 Republic First Bancorp, Inc. Equity Incentive Plan, which we refer to as the "2014 Plan."  Under this plan the Company may award shares of the Company's common stock through incentive or nonqualified stock options, restricted stock, stock units, and stock appreciation rights to the Company's employees, directors, independent contractors, and certain consultants.  In accordance with the terms of the 2014 Plan, 2.6 million shares of common stock, plus an annual increase equal to the greater of (i) the number of shares needed to restore the maximum number of shares available for grant under the plan to 2.6 million shares or (ii) 10% of the number of shares of outstanding common stock on the last trading day of the preceding calendar year, are available for such awards.  At December 31, 2017, the maximum number of shares of common stock issuable under the 2014 Plan was 5.9 million.
The 2014 Plan provides that the exercise price of each option granted equals the fair market price of the Company's common stock on the date of grant, except with respect to incentive stock options awarded to certain 10% shareholders, which have an exercise price of no less than 110% of the fair market value on the date of grant.  All options have a maximum term of 10 years, except with respect to incentive stock options awarded to certain 10% shareholders, which have a maximum term of five years. Stock options generally expire upon termination of employment for cause.  In the event of a termination other than for cause, a vested incentive stock option must be exercised within three months from the date of termination of employment or within twelve months in the event of termination for disability.
Awards made under the 2014 Plan may have service and/or performance vesting requirements as the Compensation Committee may determine.  Unless otherwise provided in a grant agreement, awards under the 2014 Plan will become exercisable and fully vested upon the occurrence of a change in control of the Company (as defined in the 2014 Plan).

Outstanding Equity Awards at December 31, 2017
The following table sets forth information concerning outstanding equity awards held by the Company's named executive officers as of December 31, 2017.
Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Harry D. Madonna	100,000 100,000 9,000 12,000 12,000 12,000 12,000 12,000 12,000	100,000 3,000	8.00 3.99 3.55 3.68 2.69 1.95 3.23 4.50 7.85 5.99	(5) (4)	February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022 February 2, 2021 January 27, 2020 January 21, 2019 January 23, 2018
Frank Cavallaro	3,000 6,000 9,000 12,000 15,000 8,000 7,500	25,000 9,000 6,000 3,000	8.00 3.99 3.55 3.68 2.69 1.95 3.23 5.71	(1) (2) (3) (4)	February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022 February 2, 2021 September 2, 2019
Andrew J. Logue	3,750 6,000 9,000 12,000 15,000 10,000 20,000 20,000 10,000 5,000 20,000	50,000 11,250 6,000 3,000	8.00 3.99 3.55 3.68 2.69 1.95 3.23 3.95 5.12 5.70 7.72 8.00	(1) (2) (3) (4)
February 28, 2027
February 23, 2026
March 12, 2025
February 28, 2024
March 13, 2023
February 28, 2022
February 2, 2021
April 29, 2020
January 19, 2020
February 26, 2019
November 25, 2018
August 26, 2018

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Jay Neilon	3,000 6,000 9,000 12,000 15,000 8,000 10,000 10,000	25,000 9,000 6,000 3,000	8.00 3.99 3.55 3.68 2.69 1.95 3.23 5.12 5.70	(1) (2) (3) (4)	February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022 February 2, 2021 January 19, 2020 February 26, 2019
Tracie A. Young	3,000 3,000 12,000 15,000	25,000 9,000 6,000 12,000	8.00 3.99 3.55 3.68 2.69 1.95	(1) (2) (3) (6)	February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022

(1)	Shares vest and become exercisable in four equal installments each year beginning February 28, 2018, the first anniversary of the date of the grant.
(2)	Shares vest and become exercisable in four equal installments each year beginning February 23, 2017, the first anniversary of the date of grant.
(3)	Shares vest and become exercisable in four equal installments each year beginning March 12, 2016, the first anniversary of the date of grant.
(4)	Shares vest and become exercisable in four equal installments each year beginning on February 28, 2015, the first anniversary of the date of grant.
(5)	Reflects shares vesting on February 28, 2018.
(6)	Reflects shares vesting on February 28, 2018.

Option Exercises and Stock Vested-2017

The following table sets forth information concerning exercise of outstanding stock option awards by the Company's named executive officers during the year ended December 31, 2017.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Harry D. Madonna	-	-
Frank Cavallaro	-	-
Andrew J. Logue	-	-
Jay Neilon	-	-
Tracie A. Young	11,000	$86,402

Pension Benefits at December 31, 2017
Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (1)($)
Harry D. Madonna	Amended and Restated Supplemental Retirement Plan	25	210,883

(1)
Mr. Madonna's years of credited service and the present value of his accumulated benefit were determined as of December 31, 2017, which is the same pension plan measurement date that the Company used for financial statement reporting purposes with respect to its audited financial statements for the fiscal year ended December 31, 2017.

In 1992, the Company adopted a supplemental retirement plan for non-employee directors.  The plan was frozen to new participants in 1992, but the Company continues to maintain the plan for participants who served as non‑employee directors in 1992.  At that time, Mr. Madonna was a non‑employee director and he continues to be a participant in the plan.  The present value of accumulated benefit was calculated based upon the actuarial present value of accumulated benefits, calculated as of December 31, 2017, as described below.  The plan provides for a retirement benefit of $25,000 per year for ten years, which payments may begin at the later of actual retirement date or 65 years of age.  Mr. Madonna has reached 65 years of age and the amount shown in the table above represents the present value of the accumulated benefit amount necessary to fund $25,000 annual payments over a ten year period commencing December 31, 2017, which was the end of the Company's most recently completed fiscal year.  Present value was calculated using a 4% discount rate.

Nonqualified Deferred Compensation at December 31, 2017
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
Harry D. Madonna	-	-	110,737	-	637,865

(1)
Mr. Madonna's deferred compensation account is credited with gains, losses and expenses as if it had been invested in shares of certain publicly traded mutual funds as allowed by the plan.  The amount reported is not included in the Summary Compensation Table.

(2)
Company contributions to the deferred compensation plan vest over a three year period or upon completion of a change in control, as defined in the plan.  At December 31, 2017, the vested balance for Mr. Madonna was full vested in the amount of $637,865.

The Company maintains a deferred compensation plan for the benefit of certain officers and directors. As of December 31, 2009, no additional individuals may participate in the plan and Mr. Madonna is the only named executive officer who is an eligible participant.  The plan permits certain participants to make elective contributions to their accounts, subject to applicable provisions of the Internal Revenue Code.  In addition, the Company may make discretionary contributions to participant accounts.  Company contributions are subject to vesting, and generally vest three years after the end of the plan year to which the contribution applies, subject to acceleration of vesting upon certain changes in control (as defined in the plan) and to forfeiture upon termination for cause (as defined in the plan).  Participant accounts are adjusted to reflect contributions and distributions, and income, gains, losses, and expenses as if the accounts had been invested in permitted investments selected by the participants, including Company common stock.  The plan provides for distributions upon retirement and, subject to applicable limitations under the Internal Revenue Code, limited hardship withdrawals.

Potential Payments Upon Termination or Change in Control
Termination or Change in Control Provisions in Agreements.  The Company and the Bank are parties to employment agreements that provide severance benefits to the named executive officers under certain circumstances in the event of termination of their employment, including as a result of a change in control of the Company or the Bank.  For a description of such agreements, see "Description of Employment Agreements."
Termination or Change in Control Provision in Deferred Compensation Plan.  Our deferred compensation plan provides that:
•	a participant is 100 percent vested as to amounts voluntarily deferred by the participant; and
•	any company contributions will be 100 percent vested upon a "change of control" (as defined in the deferred compensation plan).
A participant's benefits in the deferred compensation plan are payable as soon as practicable following a termination of employment from the Company.  Mr. Madonna is the only named executive officer who is an eligible participant in the deferred compensation plan.
Change in Control Provisions in the Company's Equity Compensation Plans.  The Company's equity compensation plans each provide that all outstanding stock options become immediately exercisable upon a change of control of the Company (as defined in the Plans).  The Plans also provide that upon a change of control of the Company, all restrictions on the transfer of restricted shares granted under the Plans which have not been forfeited prior to such date shall lapse.

The following table shows the estimated amount of payments and benefits that would be provided by the Company to the named executive officers under the plans and agreements described above, that were in effect as of December 31, 2017, assuming their employment was terminated as of December 31, 2017, for various reasons as described below.
Reason for Termination of Employment
Name of Officer and Nature or Payment	Termination by Executive Without Cause or Termination by Us With Cause	Termination by Executive for Cause or Termination by Us Without Cause	Death	Disability	Termination by Us Without Cause or Termination by Executive for Cause in Connection with Change in Control	Transition from Executive Officer to Non-Employee Board Member
Harry D. Madonna Total cash payment (1) Stock option vesting (3) Cost of continuation of benefits Total	- - - -	$2,438,748 - 261,815 $2,700,563	- - - -	$2,438,748 - 261,815 $2,700,563	$4,885,231 59,310 261,815 $5,206,356	$1,590,000 - 261,815 $1,851,815
Andrew J. Logue Total cash payment (2) Stock option vesting (3) Cost of continuation of benefits Total	- - - -	$840,000 - - $840,000	- - - -	- - - -	$840,000 116,385 - $956,385	- - - -
Jay Neilon Total cash payment (2) Stock option vesting (3) Cost of continuation of benefits Total	- - - -	$580,000 - - $580,000	- - - -	- - - -	$580,000 95,100 - $675,100	- - - -
Frank A. Cavallaro Total cash payment (2) Stock option vesting (3) Cost of continuation of benefits Total	- - - -	$550,000 - - $550,000	- - - -	- - - -	$550,000 95,100 - $645,100	- - - -
Tracie A. Young Total cash payment (2) Stock option vesting (3) Cost of continuation of benefits Total	- - - -	$460,000 - - $460,000	- - - -	- - - -	$460,000 138,030 - $598,030	- - - -

(1)
Represents amounts payable in accordance with terms of employment agreement including a fixed sum equal to $1.6 million as consideration for Mr. Madonna's services to the Company prior to termination. Also includes $637,865, representing benefits payable under the deferred compensation plan, and $210,883, representing the present value of Mr. Madonna's supplemental retirement benefits, or ten annual payments of $25,000 each, determined using a 4% discount rate. The total cash payment due in connection with a change in control includes a transaction bonus in the amount of $1.0 million plus reimbursement of certain excise taxes that may become payable in connection with this termination payment.  In lieu of annual supplemental retirement benefit payments, Mr. Madonna may elect to receive an assignment of a life insurance policy, which had a cash surrender value of $255,602 at December 31, 2017.  The amounts detailed above are payable within 30 days of a termination event.

(2)
Represents a lump sum severance payment due in accordance with employment agreement in an amount equal to two times the Executive's annual base salary in effect immediately prior to termination. The amount is payable within 30 days of a termination event or in connection with a change in control unless the Executive is offered a comparable position for a period of twenty-four months with the surviving company after a change in control.

(3)
Amount is based on the difference between the price of our common stock on an assumed termination date of December 31, 2017 ($8.45) and the exercise price of all unexercisable stock options listed in the "Outstanding Equity Awards at December 31, 2017" table beginning on page 31 of this Proxy Statement.

Chief Executive Officer − Pay Ratio Disclosure
The following pay ratio information is provided in accordance with the requirements of Item 402(u) of SEC regulation S-K.
For fiscal 2017, the Company's last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than the Chief Executive Officer) was $53,026; and

•	the annual total compensation of the Corporation's Chief Executive Officer, Harry D. Madonna, was $907,496.

Based on this information, the ratio for 2017 of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees is 17 to 1.

The following steps were taken to determine the annual total compensation of the median employee and the Chief Executive Officer:

•
As of December 31, 2017, the employee population consisted of approximately 462 individuals, including any full time, part time, temporary, or seasonal employees employed on that date.  This date was selected because it aligned with calendar year end and allowed identification of employees in a reasonably efficient manner.

•
To determine the median of the annual total compensation of all employees (other than the Chief Executive Officer), wages from our internal payroll records for the twelve month period ended December 31, 2017 were used. These wages were consistent with amounts reported to the Internal Revenue Service on Form W-2 for fiscal 2017. Consistent with the calculation of the Chief Executive Officer's annual compensation, other elements of employee compensation were considered and added, if applicable, when calculating the annual total compensation for all employees.

•
In making this determination, the compensation of approximately 134 employees who were hired during 2017 and employed on December 31, 2017 was annualized.  No full time equivalent adjustments were made for part time employees, of which there were approximately 50.

•	The median employee was identified using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.

•	The amount reported in the Total column of our 2017 Summary Compensation Table was used for the total annual compensation of the Chief Executive Officer.

Director Compensation
The following table sets forth information regarding compensation paid by the Company to its non‑employee directors during 2017.
Director Compensation in 2017
Name	Fees Earned or Paid in Cash ($)	Option Awards (1) (2) ($)	Total ($)
Andrew B. Cohen	13,750	-	13,750
Robert J. Coleman (3)	9,000	-	9,000
Theodore J. Flocco, Jr.	71,000	87,500	158,500
Vernon W. Hill II	341,707	350,000	691,707
Lisa R. Jacobs	71,175	-	71,175
Barry L. Spevak	79,500	87,500	167,000
Brian Tierney	45,500	87,500	133,000
Harris Wildstein, Esq.	79,750	87,500	167,250

(1)
The amount shown is the aggregate fair value as of the grant date in accordance with FASB ASC Topic 718.  We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in this Annual Report on Form 10 K for the fiscal year ended December 31, 2017.

(2)
Mr. Hill received a grant of 100,000 options on February 28, 2017.  Mr. Flocco, Mr. Spevak, Mr. Tierney and Mr. Wildstein each received a grant of 25,000 options on February 28, 2017.  Each such option vests one year after the date of grant, subject to acceleration upon completion of a change in control.  The fair value as of the date of grant for Mr. Hill was $350,000, the fair value as of the date of the grant for Mr. Flocco, Mr. Spevak, Mr. Tierney and Mr. Wildstein was $87,500.  As of December 31, 2017, the following directors had the following outstanding options:  Mr. Flocco, 74,000; Mr. Hill, 125,000; Mr. Spevak, 74,000; Mr. Tierney, 65,000; and Mr. Wildstein, 77,000.

(3)	Mr. Coleman retired from his position on February 28, 2017.

Employee directors receive no additional compensation for their service on the board.  During 2017, non‑employee directors received a $10,000 quarterly retainer fee. The audit committee chair received an annual fee of $15,000 for serving as the chairman of the committee during 2017. Each member of the audit committee received $1,500 for each committee meeting attended.  The chair of all other board committees received an annual fee of $3,000 for serving as a committee chairman during 2017 and each member of those committees received $1,000 for every committee meeting attended.

On February 28, 2017, we made annual grants of stock options to our non‑employee directors, at the exercise price of $8.00 per share.  Under the annual grant, we awarded options to purchase 100,000 shares to the Chairman of the Board and 25,000 shares of common stock to each of the remaining non-employee directors.  The stock options described above are scheduled to vest in full on February 28, 2018.
Certain non‑employee directors, namely Messrs. Spevak and Wildstein, are also eligible to participate in a nonqualified deferred compensation plan.  Mr. Spevak's deferred compensation account is credited with gains, losses and expenses as if it had been invested in the common stock of the Company and shares of certain publicly traded mutual funds as allowed by the plan.  In fiscal 2017, Mr. Spevak's deferred compensation account was credited with a gain of $25,364.  Mr. Wildstein's deferred compensation account is credited with gains, losses and expenses as if it had been invested in the common stock of the Company and shares of certain publicly traded mutual funds as allowed by the plan.  In fiscal 2017, Mr. Wildstein's deferred compensation account was credited with a gain of $49,167.
Services Agreement with Chairman
On March 9, 2017, the Company entered into an agreement with Vernon W. Hill, II regarding his provision of services to the Company as Chairman of the board of directors.  The initial term of the agreement is a five-year period commencing on March 9, 2017.  The agreement will be extended on each annual anniversary date to provide for a five-year term unless either party provides the other with timely written notice of termination, in which case the agreement will expire four years from the annual anniversary date next following the notice. This agreement replaces the existing consulting agreement with Mr. Hill that was initially entered into on June 10, 2008.
Under the agreement, Mr. Hill agrees to serve as Chairman of the board of directors of the Company, to preside over all meetings of the Company's board of directors and shareholders, and perform such other functions as required of a public company board chairman and such other duties as the Company's board of directors may require.  For services under the agreement, Mr. Hill will receive base compensation ("compensation") of not less than $360,000 per year, and he will be entitled to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation plans at any time in effect that are made generally available to directors and executive officers of the Company.
The Company may terminate Mr. Hill's services under the agreement at any time with or without "cause" (as defined in the agreement).  In the event of a termination by the Company for cause, Mr. Hill would be entitled to any prorated portion of his compensation through the termination date and the Company would have no further obligations under the agreement. In the event that the Company terminates Mr. Hill's services without cause, the Company would be required to pay Mr. Hill, in a lump-sum, compensation due to him until the end of the then current term of the agreement.  The Company may also terminate the agreement for permanent disability, in which case Mr. Hill would receive a portion of his compensation for the balance of the remaining term of the agreement offset by any disability payments due to Mr. Hill under any company-sponsored disability plan.  In the event of death, Mr. Hill's estate would be entitled to a death benefit equal to three times compensation.

Mr. Hill may voluntarily terminate his services under the agreement for specified events of "good reason" occurring within three years after a change in control of the Company.  In the event of Mr. Hill's voluntary termination for any of such events of good reason following a change in control of the Company, he would be entitled to a payment equal to four times compensation.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with related persons
The Bank has made, and expects to continue to make in the future, loans to directors and executive officers of the Company and the Bank, and to their family members, and to firms, corporations, and other entities in which they and their family members maintain interests.  None of such loans are, as of the date of the Annual Report on Form 10‑K, or were at December 31, 2017 or December 31, 2016, nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of  business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.
The Company entered into a consulting agreement with Mr. Hill, dated June 10, 2008.  On March 9, 2017, the Company entered into a new agreement with Mr. Hill regarding his provision of services to the Company as Chairman of the board of directors.  The March 9, 2017 agreement replaces in its entirety, the prior consulting agreement with Mr. Hill that was initially entered into on June 10, 2008.
Mr. Hill is Chairman of the board of directors and a beneficial owner of more than five percent of the Company's outstanding common stock as a result of his current holdings of common stock and convertible trust preferred securities. Accordingly, he and his wife are considered related persons.  Pursuant to the agreements described above, Mr. Hill received $341,707 during 2017 and $250,240 during 2016 as compensation for his role on the board of directors and consulting services.  In addition, we paid $361,000 and $450,000 during 2017 and 2016, respectively, to InterArch Design, Inc., a company that is wholly-owned by Mr. Hill's wife, for marketing, graphic design, architectural, and project management services. We paid $172,000 and $194,000 during 2017 and 2016, respectively, to Glassboro Properties, LLC related to a land lease agreement for our Glassboro store.  Mr. Hill has an ownership interest in Glassboro Properties LLC, which is a commercial real estate firm.
We paid $120,000 during both 2017 and 2016, to Brian Communications for public relations services. Brian Tierney, a member of the Board of Directors, is the CEO of Brian Communications, a strategic communications agency.
Review, approval or ratification of transactions with related persons
All transactions, including arrangements and relationships, with related persons that are required to be disclosed pursuant to Item 404 of Securities and Exchange Commission Regulation S‑K are approved by our board of directors excluding interested parties. Extensions of credit to insiders, including related persons, are made pursuant to a written policy designed to ensure compliance with Federal Reserve Board Regulation O, the primary federal banking regulation which governs extensions of credit to insiders, and is applicable to the Bank.

CODE OF ETHICS
The Company has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The text of the Company's code of ethics is available on the Company's website at www.myrepublicbank.com.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018.  Although the Company is not required to do so, the Company believes that it is appropriate for it to request shareholder ratification of the appointment of BDO as its independent registered public accounting firm for the fiscal year ending December 31, 2018.  If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders' rejection and reconsider the appointment, but it will not be required to and may not change the appointment of the Company's independent registered public accounting firm.  In addition, even if the shareholders ratify the selection of BDO, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the audit committee determines that a change is in the best interest of the Company.
The Company has been advised that representatives of BDO will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so.  It is expected that the representatives will be available to respond to appropriate questions.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The aggregate fees for professional services rendered by BDO for the fiscal years ended December 31, 2017 and 2016 were as follows:
Fee Category (1)	2017 Fees	2016 Fees
Audit Fees (2)	$275,672	$278,735
Audit-Related Fees (3)	23,705	21,225
Tax Fees (4)	28,094	39,160
All Other Fees (5)	16,000	27,747
Total Fees	$343,471	$366,867

(1)
The aggregate fees included in Audit Fees are fees billed for services associated with the audits of those fiscal years. The aggregate fees included in each of the other categories are fees billed in those fiscal years.

(2)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated financial statements, internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the Company's independent registered accounting firm in connection with statutory and regulatory filings or engagements.

(3)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees."  Includes fees for services related to the employee benefit plan audit, and other attest services not required by statute or regulation.

(4)
Tax Fees consist of fees billed for professional services for tax compliance and other miscellaneous services. These services include assistance regarding federal and state tax compliance, tax audit defense, customs and duties, and mergers and acquisitions.

(5)
All Other Fees consist of fees billed for services provided in relation to the filing of registration statements with the SEC, responding to SEC staff comment letters, and any other products and services provided by the independent registered public accounting firm, other than those services described above.

The audit committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates.  The audit committee also meets with the Company's independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company's earnings announcements, to review the results of their auditors' work.  During the course of the year, the chairman of the audit committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process.  The chairman reports any interim pre‑approvals at the following quarterly meeting.  At each of the meetings, management and the Company's independent auditors update the audit committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.  All of the audit and non‑audit services performed by BDO for the Company in fiscal years 2017 and 2016 and described above were pre-approved by the audit committee in accordance with the foregoing procedures.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.  Based on the Company's review of the copies of the reports filed by such persons and written representations, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2017 through December 31, 2017 were made on a timely basis with the exception of the initial Form 3 filings for Ms. Jacobs and Mr. Cohen required at the time of their addition of the Board of Directors.

OTHER MATTERS
The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the annual meeting: (i) matters to be presented at the annual meeting of which the Company did not receive notice by February 2, 2018; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the annual meeting.  In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.
At the Company's 2016 Annual Meeting of Shareholders, which was held on April 26, 2016, our shareholders considered a proposal to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000. The proxy statement for that meeting incorrectly stated that brokerage firms or other nominees could not vote shares held in "street name" on the proposal to increase the authorized number of shares of common stock without instructions from the beneficial owner. However, a proposal to increase the authorized number of shares of common stock is considered to be a routine matter on which record holders can vote without instructions from the beneficial owner under applicable law and stock exchange rules. We understand that brokerage firms and other nominees did vote uninstructed shares in favor of the proposal to increase our authorized common shares at the 2016 annual meeting. Such votes were properly counted and recorded by the Company in accordance with applicable law and the proposal was approved.
The Company is not presently aware of any matters (other than procedural matters) that will be brought before the annual meeting which are not reflected in the attached Notice of Annual Meeting of Shareholders to be held on April 26, 2018.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2019 ANNUAL MEETING
Any shareholder who intends to present a proposal for consideration at the Company's 2019 Annual Meeting of Shareholders must submit her or his proposal to the Company no later than November 19, 2018, in order to have the Company consider the inclusion of such proposal in the Company's proxy statement relating to the 2019 Annual Meeting.  Reference is made to SEC Rule 14a-8 for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Any shareholder who intends to present a proposal for consideration at the Company's 2019 Annual Meeting of Shareholders must deliver written notice of any proposed director nomination or other proposal for consideration at the Company's 2019 Annual Meeting of Shareholders to the Corporate Secretary no later than November 19, 2018, pursuant to the Company's advance notice by-law.  This requirement is separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.
Nominations for election to the board of directors at the 2019 Annual Meeting may be made only in writing by a shareholder entitled to vote at the 2019 Annual Meeting of Shareholders.  Such nominations must be addressed as follows:  Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102.  Nominations for the 2019 Annual Meeting must be received by the Corporate Secretary no later than November 19, 2018, and must be accompanied by the following information:  (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated or intended to be nominated by the board; and (v) the consent of each nominee to serve as a director of the Company if so elected.  The Chairman of any meeting of shareholders held to elect directors and the board of directors may refuse to recognize the nomination of any person not made in compliance with such provisions.
REPORTS AND OTHER DOCUMENTS
Annual Report
A copy of the Company's 2017 Annual Report to Shareholders accompanies this proxy statement.  On written request, we will provide, without charge, a copy of our Annual Report on Form 10‑K for the year ended December 31, 2017, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of common stock at the close of business on March 7, 2018, the record date for the annual meeting, or to any person who subsequently becomes such a record holder or beneficial owner.  Additionally, our proxy statement, annual report to shareholders, and proxy card are available on the internet at http://www.edocumentview.com/FRBK.  Requests for copies should be directed to Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, (215) 735‑4422, extension 5251.

Householding
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports.  This means that only one copy of the Company's proxy statement, 2017 Annual Report to Shareholders and Form 10‑K may have been sent to multiple shareholders in your household.  The Company will promptly deliver a separate copy of any of these documents to you on written or oral request to Kemma Brown, Corporate Secretary, Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA  19102, (215) 735‑4422, extension 5251.  If you want to receive separate copies of the proxy statement, 2017 Annual Report to Shareholders or Form 10‑K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.
IT IS IMPORTANT THAT YOU VOTE PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR VOTE BY TELEPHONE OR BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

Corporate Secretary

Philadelphia, Pennsylvania
March 19, 2018

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on April 25, 2018.

Vote by Internet • Go to www.investorvote.com/FRBK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.
1.	Election of Three Class II Directors.	For	Withhold

	01 – Andrew B. Cohen	☐	☐

	02 – Lisa R. Jacobs	☐	☐

	03 – Harris Wildstein	☐	☐

B	Proposals – The Board of Directors recommends a vote FOR Proposal 2.
		For	Against	Abstain
2.	Ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

C	Non-Voting Items
Change of Address — Please print your new address below.			Comments — Please print your comments below.		Meeting Attendance
					Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign. If a corporation, partnership or other entity, please sign full corporate partnership or entity name by authorized officer or person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

REVOCABLE PROXY — REPUBLIC FIRST BANCORP, INC.

Notice of 2018 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2018
The undersigned hereby appoints Jay Neilon and Andrew J. Logue, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the 2018 annual meeting of shareholders of Republic First Bancorp, Inc. to be held on April 26, 2018, and at any postponement or adjournment thereof, and to vote all of the shares of Republic First Bancorp, Inc. common stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. This proxy may be revoked by notice as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees, and FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

By executing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting scheduled to be held on April 26, 2018, the Proxy Statement and Republic First Bancorp, Inc.’s 2017 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.